                                                                   EXHIBIT 10.41


                                 AMENDMENT NO. 2

                                       TO

             CONVERTIBLE DEBENTURES AND WARRANTS PURCHASE AGREEMENT


        THIS AMENDMENT NO. 2 TO CONVERTIBLE DEBENTURES AND WARRANTS PURCHASE AGREEMENT (the "Amendment") is entered into as of the 7th day of March 2001
(the "Effective Date") by and among the undersigned investors (each an "Investor" and together the "Investors") and Eco Soil Systems, Inc., a corporation organized and existing under the laws of the State of Nebraska (the "Company") and its subsidiaries, Agricultural Supply, Inc., a Delaware corporation ("Ag Supply"), and the subsidiaries of Ag Supply, Sistemas Y Equipos Agricolas, S.A. de C.V. and Agricultural Supply de Mexico, S.A. de C.V., each incorporated under the laws of Mexico (each a "Subsidiary" and all of such subsidiaries taken together, the "Subsidiaries").

        WHEREAS, the parties entered into that certain Convertible Debentures and Warrants Purchase Agreement dated January 17, 2000 (the "Purchase Agreement"), pursuant to which the Company agreed to issue and sell to the Investors, and the Investors agreed to purchase from the Company, $4,500,000 of the Company's secured subordinated Convertible Debentures and to receive in connection therewith Warrants to purchase shares of the Company's Common Stock; and

        WHEREAS, the parties desire herein to amend the Purchase Agreement to, among other things, (a) provide for the execution and delivery of amended and restated Convertible Debentures, pursuant to which, among other things, the Maturity Date of a portion of the indebtedness owed under the Debentures will be extended to January 24, 2002 and the repayment of at least $1,500,000 of principal thereunder (together with a 10% premium thereon) will be due and payable on March 31, 2001 (the "First Maturity Date") and (b) provide for the issuance of additional Warrants, in the form attached hereto as Exhibit B-1 (the "New Warrants").

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Amendment and the Purchase Agreement, the parties hereto agree as follows:

        1. Defined Terms. Terms that are used herein with initial capital letters and that are not otherwise defined herein will have the meanings given to them in the Purchase Agreement.

        2. Amendments to Article I.

           (a) Effective upon the Closing Date (as defined herein), the definitions of the following terms contained in Article I of the Purchase Agreement shall be amended and restated in their entirety as follows:

Section 1.7 "Convertible Debentures" shall mean the Company's 7% Senior Secured Convertible Debentures, as amended and restated, in the form attached hereto as Exhibit A-1.

Section 1.31 "Warrants" shall mean the Warrants substantially in the form of Exhibit B and the New Warrants substantially in the form of Exhibit B-1, to be issued to the Investors hereunder.

           (b) Effective upon the Closing Date, the following definition shall be added as a new definition under Article I of the Purchase Agreement:

        Section 1.33 "Senior Lender" shall mean First National Bank.

        3. Closing. On the Closing Date (as defined below), the parties hereto shall make the deliveries set forth below. The closing shall occur at the offices of Latham & Watkins, 12636 High Bluff Drive, Suite 300, San Diego, California 92130, or at such other place as the Investors shall determine, at 9:00 a.m., local time, on a date which is on or before two (2) business days after the date on which the Company receives the approvals or consents from the Senior Lender necessary for the transactions contemplated by this Agreement and the New Debentures (as defined below), but in no event later than 5:00 p.m. on March [31], 2001, subject in all respects to the fulfillment or waiver of the parties' respective conditions to closing set forth in Section 6 or other such time and place as the parties may agree (such date, the "Closing Date").

        (a) The following items shall be delivered by the Company and its Subsidiaries to the Investors prior to or on the Closing Date:

                (i) The original Amended and Restated 7% Senior Secured Convertible Debentures in the form attached hereto as Exhibit A-1 (the "New Debentures"), having an aggregate principal amount equal to the original aggregate purchase price of the Convertible Debentures, plus accrued and unpaid interest thereon through the Closing Date;

                (ii) The opinions of Latham & Watkins, counsel to the Company and of Fitzgerald, Schorr, Barmettler & Brennan, P.C., Nebraska counsel to the Company, substantially to the effect of Exhibit D hereto, shall be delivered to the Investors;

                (iii) Documentation reasonably satisfactory to the Investors demonstrating that the Company has obtained any and all approvals or consents from the Senior Lender (and the Company's subordinated lenders, if and to the extent required) necessary for the transactions contemplated by this Amendment and the New Debentures (including, without limitation, waiver by the Senior Lender of existing defaults on any and all indebtedness owed by the Company, Ag Supply or the Subsidiaries to the Senior Lender, such waiver to extend at least until March 31,
                        2001); provided, however, that the Company's obligation to deliver the Senior

                        Lender's consent is subject to execution and delivery by the Investors of a subordination agreement satisfactory to the Senior Lender; and

                (iv) A certificate signed by the Company's Chief Executive Officer confirming satisfaction of the conditions to closing set forth in Section 6(a) hereof; and

                (v) Documentation reasonably satisfactory to the Investors evidencing termination of any UCC financing statements evidencing security interests in favor of Coast Business Credit in assets of the Company, Ag Supply or the Subsidiaries;

           (b) The following items shall be delivered by the Investors to the Company prior to or on the Closing Date:

                (i) The original Convertible Debentures issued on January 24, 2000 for cancellation by the Company and its Subsidiaries;

                (ii) The Registration Rights Agreement in the form attached hereto as Exhibit C.

           (c) The following items shall be delivered by the Company to the Investors on March 31, 2001 if the entire $1,650,000 payment obligation due on the First Maturity Date is not met:

                (i) New Warrants, in the form attached hereto as Exhibit B-1, exercisable for an aggregate 200,000 shares of Common Stock.

        4. Confirmation of Continued Accuracy of Representations and Warranties. Each Investor, severally and not jointly, represents and warrants that all of its representations and warranties contained in the Purchase Agreement remain true and correct as of the date hereof. The Company, and as to itself, each Subsidiary, represents and warrants to the Investors that, except as otherwise disclosed in any Supplemental Disclosure Schedule delivered by the Company herewith, all representations and warranties of the Company contained in the Purchase Agreement remain true and correct as of the date hereof.

        5. Covenants.

           (a) The following covenants shall be added as new covenants of the Company under Article VI of the Purchase Agreement:

                Section 6.12. Shareholder Approval. Upon request of Investors holding a majority of the Registrable Securities, the Company shall prepare and file with the SEC and shall provide to each shareholder entitled to vote at the next meeting of shareholders of the Company, which meeting shall be not later than sixty (60) days from the date of the request (the "Shareholder Meeting Deadline"), a proxy statement in accordance with Section 14 of the Exchange Act, which has been previously reviewed by the Investors and a counsel of their choice, soliciting each such shareholder's affirmative vote at such shareholder meeting for approval of the Company's issuance of all of the Conversion Shares and the Warrant Shares in excess of any limitation or cap imposed by the Principal Market or otherwise, and the Company shall use its reasonable best efforts to solicit its shareholders' approval of such proposal and cause the Board of Directors of the Company to recommend to the shareholders that they approve such proposal. If the Company fails to hold a meeting of its shareholders or fails to secure stockholder approvals as contemplated hereby by the Shareholder Meeting Deadline (unless such failure is the result solely of the actions of the Investors), then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Investor an amount in cash per share equal to 2.0% of the aggregate Purchase Price paid for the Debentures purchased hereunder per month until the shareholder approval is obtained (pro rated for partial months). The Company shall make the payments referred to in the immediately preceding sentence within five (5) days of the earlier of (I) the holding of the meeting of the Company's shareholders and (II) the last day of each 30-day period beginning on the day after the Shareholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full.

                Section 6.13. Investor Review of Operations. So long as any indebtedness remains outstanding under the Convertible Debentures or the Investors shall hold any Registrable Securities, upon request of the Investors provided to the Company, the Company shall permit the Investors to send two representatives to visit and inspect the Company's properties and to discuss the Company's affairs, finances, operations and accounts with its officers, management and other key employees, at such reasonable times as the Investors may request (not to exceed more than two investigations) and the Company shall make available all of its publicly available documents and properties as may be reasonably necessary for the purpose of such review and shall cause the Company's officers, directors and employees to assist in providing such information as reasonably requested by the Investors' representatives; provided, further, that upon receipt of such request notice provided by the Investors to the Company, the Company shall, within twenty-four (24) hours of such notice, transfer $6,000 by wire to the account and pursuant to the instructions provided by the Investors in such notice, in order to provide for costs and expenses of such requested investigation or inquiry. Notwithstanding the foregoing, the Company shall not disclose material nonpublic information to the Investors or their representatives unless prior to disclosure of such information the Company identifies such information as being nonpublic information and provides the Investors and their representatives with the opportunity to accept or refuse to accept such nonpublic information for review, and any Investor or representative that accepts to review such nonpublic information shall, as a condition to disclosure of that information to the Investors, enter into a confidentiality agreement in form and content reasonably satisfactory to the Company and the Investors.

                Section 6.14. Payments to Junior Lenders. The Company shall not make any payments to any unsecured or junior lender until an aggregate amount of $2,200,000 is repaid under the terms of the Convertible Debentures; provided, however, that so long as the Company is not in default on the repayment of the payment required on the First Maturity Date or any of the Mandatory Monthly Redemption Payments (as defined in the Convertible Debentures), subject to the rights of any other senior lender, the Company shall be permitted to make monthly interest payments, not to exceed $12,000 in the aggregate per month, collectively to Albion Alliance Mezzanine Fund, LP ("Alliance") and Paribas Capital Funding LLC ("Paribas").

(b) Right to Participate in Future Financing. Effective on the Closing Date, the second sentence of Section 6.9 of the Purchase Agreement shall be amended and restated in its entirety as follows:

                In addition, until January 24, 2002, the Company agrees that it will not enter into any sale of Capital Shares Equivalents (other than the sale of shares of Common Stock at a price of not less than $1.00 per share with warrant coverage of up to 40% for aggregate proceeds of up to $3,500,000, or pursuant to the exceptions set forth in the previous sentence) without offering each Investor, severally and not jointly, (i) the right of first refusal to purchase such Capital Shares Equivalents on the same terms and conditions on which the Company is prepared to sell such Capital Shares Equivalents to other persons and (ii) if the Investor does not exercise such right of first refusal, the further right to exchange all or part of the securities purchased pursuant to this Agreement (as elected by each Investor) for an equivalent Purchase Price amount of the securities being sold in such subsequent offering.

(c) The Company covenants and agrees that it will undertake reasonable and diligent efforts to secure, before the Closing Date, any consent, approval or waiver, in form and substance reasonably satisfactory to the Investors, from the Senior Lender (and from any subordinated lenders, if and to the extent required) necessary for the transactions contemplated by this Amendment and the New Debentures.

6. Conditions to Closing.

(a) The obligations of the Investors under this Amendment shall be, at the option of the Investors, subject to the satisfaction of the following conditions on or prior to the Closing Date:

                (i) There shall have been no material breach by the Company or its Subsidiaries in the performance of any of their covenants and agreements herein; each of the representations and warranties of the Company and its Subsidiaries contained or referred to herein shall be true and correct in all material respects on such Closing Date as though made on such Closing Date, except for changes therein specifically permitted or contemplated by this Agreement;

                (ii) The Company shall have obtained the consents, approvals or waivers, as the case may be, of the Senior Lender and the subordinated lenders as contemplated by Section 5(c) above; and

                (iii) The Company and its Subsidiaries shall have made all of their deliveries to be made at or prior to Closing, as described in Sections 3 and 12.

(b) The obligations of the Company and its Subsidiaries under this Amendment shall be, at the option of the Company, subject to the satisfaction of the following conditions on or prior to the Closing Date:

                (i) Each of the representations and warranties of the Investors contained or referred to herein shall be true and correct in all material respects on such Closing Date as though made on such Closing Date, except for changes therein specifically permitted or contemplated by this Agreement;

                (ii) The Company shall have obtained the consents, approvals or waivers, as the case may be, of the Senior Lender contemplated by Section 5(c) above; and

                (iii) The Investors shall have made all of their deliveries to be made at Closing, as described in Section 3.

(c) The obligations of the Investors, the Company and the Subsidiaries to close under this Agreement shall be, at the option of such parties, subject to execution and delivery of the Intercreditor Agreement by and among the Senior Lender, the Investors and the Company, in substantially the form attached hereto as Exhibit D, on or prior to the Closing Date.

        7. Registration of Additional Shares. The Company agrees that if at any time the number of shares of Common Stock of the Company available for resale by the Investors under an effective Registration Statement is less than 150% of the total number of shares of Common Stock remaining issuable to the Investors upon conversion of the Debentures, as amended, and upon exercise of the Warrants, then the Company shall promptly take all action necessary, including the filing of a post-effective amendment or a new registration statement, as may be required, to register additional shares for resale by the Investors to cover such shortfall.

        8. Effect of Amendment. The provisions of the Purchase Agreement are amended and modified by the provisions of this Amendment. If any provisions of the Purchase Agreement are materially different from or inconsistent with any of the provisions of this Amendment, the provisions of this Amendment shall control, and the provisions of the Purchase Agreement shall, to the extent of such difference or inconsistency, be deemed to be amended and modified. Any provisions of the Purchase Agreement not amended hereby shall remain in full force and effect. This Amendment shall take effect immediately upon execution and delivery thereof by the parties. This Amendment supersedes Amendment No. 1 to Convertible Debentures and Warrants Purchase Agreement dated as of December 11, 2000 among the parties hereto ("Amendment No.1"), and Amendment No.1 shall have no further force and effect after the Effective Date.

        9. Single Agreement. This Amendment and the Purchase Agreement, as amended and modified by the provisions of this Amendment, shall constitute and be construed as a single agreement.

        10. Representations and Covenants Regarding Turf Partners. The Company, and as to itself, each Subsidiary, represents and warrants to the Investors that Turf Partners, Inc., a Delaware corporation and subsidiary of the Company ("Turf Partners"), sold all of its assets to a non-affiliated third party in July 2000 and Turf Partners is an inactive corporate shell that no longer holds any assets or properties with an aggregate value in excess of $10,000. If Turf Partners or any successor entity thereto ever acquires any assets, the Company agrees to take all necessary action to add such party to this Amendment and the New Debentures and such other documents as the Investors may reasonably request relating hereto.

        11. Limited Waiver. Reference is made to the last sentence of Section 3 of the original Convertible Debentures issued on January 24, 2000, which states, "In no event shall the Conversion Price be less than two-thirds (66.67%) of the Conversion Price which would apply on the issuance date of this Debenture (the "Floor Price"), subject to adjustment for any subsequent stock splits or the like." In consideration of the Investors' entering into this Amendment (and irrespective of whether the transactions contemplated herein are consummated), the Company hereby agrees that the limitation set forth in such sentence shall terminate effective immediately on the Effective Date and there shall be no Floor Price applicable to any and all conversions of the Convertible Debentures after the Effective Date hereof.

        12. New Warrants. In consideration of the Investors' entering into this Amendment, which consideration the parties hereto acknowledge is sufficient, the Company shall simultaneous with the execution of this Amendment execute and deliver to the Investors: (a) New Warrants, in the form attached hereto as Exhibit B-1, exercisable for an aggregate 500,000 shares of Common Stock; and
(b) the Registration Rights Agreement in the form attached hereto as Exhibit C; and

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Convertible Debentures and Warrants Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.



                                Eco Soil Systems, Inc.

                                By:  /s/ William B. Adams
                                   --------------------------------------------
                                   William B. Adams, Chief Executive Officer


                                   Agricultural Supply, Inc.


                                By:  /s/ William B. Adams
                                   --------------------------------------------
                                           , Chief Executive Officer


                                Sistemas Y Equipos Agricolas, S.A. de C.V.


                                By:  /s/ William B. Adams
                                   --------------------------------------------
                                           , Chief Executive Officer


                                Agricultural Supply de Mexico, S.A. de C.V.


                                By:  /s/ William B. Adams
                                   --------------------------------------------
                                           , Chief Executive Officer

INVESTORS:

Address: 175 Bloor Street East                              Investor:  BH Capital Investments, L.P.
South Tower, 7th Floor                                      By: HB and Co., Inc., its General Partner
Toronto, Ontario, Canada M4W 3R8
Fax: 416-929-5314                                           By: /s/ Henry Brachfeld
Total principal amount of                                      -----------------------------------------
New Debentures held:                                        Name: Henry Brachfeld
                                                            Authorized Signatory


Address: 33 Prince Arthur Avenue                            Investor: Excalibur Limited Partnership
Toronto, Ontario, Canada M5R 1B2                            By: Excalibur Capital Management, Inc.,
Fax: 416-964-8868                                               its General Partner
Total principal amount of
New Debentures held:                                        By: /s/ William Hechter
                                                               -----------------------------------------
                                                            Name: William Hechter, President


Address: 4120 Yonge Street, Suite 416                       Investor: Gundyco in trust for
Toronto, Ontario, Canada M2P 2B8                            RSP 550-98866-19
Fax: 416-443-2503


Total principal amount of
New Debentures held:                                        By: /s/ Mark Shoom
                                                               -----------------------------------------
                                                            Name: Mark Shoom, Authorized Signatory


Address: c/o Borden, Elliot, Scott &                        Investor: MB Capital Partners
  Aylen                                                     By: MSM Management Corporation,
1000-60 Rue Queen Street                                        its General Partner
Ottawa, Canada K1P 5Y7
Fax: 613-230-8842 :                                         By: /s/ Timothy J. McCunn
                                                               -----------------------------------------
                                                            Name: Timothy J. McCunn, President
Total principal amount of
New Debentures held:



                                   EXHIBIT A-1

                              FORM OF NEW DEBENTURE

                                   EXHIBIT B-1

                               FORM OF NEW WARRANT

                                                                    Exhibit A-1


                              AMENDED AND RESTATED

                     7% SENIOR SECURED CONVERTIBLE DEBENTURE


NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.


[NO. ___]                                                         [US $________]
____________, 2001


                     Eco Soil Systems, Inc. and Subsidiaries

                              AMENDED AND RESTATED

                     7% SENIOR SECURED CONVERTIBLE DEBENTURE
             [PRO RATA PORTION OF $1,650,000] due on March 31, 2001
                  Entire remaining balance due January 24, 2002


        THIS AMENDED AND RESTATED DEBENTURE is issued jointly and severally by Eco Soil Systems, Inc., a corporation organized and existing under the laws of the State of Nebraska (the "Company") and its wholly-owned subsidiaries, Agricultural Supply, Inc., a Delaware corporation, and the subsidiaries of Agricultural Supply, Agricultural Supply de Mexico, S.A. de C.V. and Sistemas Y Equipos Agricolas, S.A. de C.V., each incorporated in Mexico (all of such subsidiaries collectively being referred to herein as the "Subsidiaries") and is designated as their Amended and Restated 7% Senior Secured Convertible Debenture due in part on March 31, 2001 with the remaining balance due on January 24, 2002. This amended and restated Debenture replaces and supersedes the 7% Senior Secured Convertible Debenture dated January 24, 2000 issued by the Company to the Investor (the "Original Debenture").

        FOR VALUE RECEIVED, the Company promises to pay to [INVESTOR], or permitted assigns (the "Holder"), the principal sum of:

        (A) [PRO RATA PORTION OF ONE MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($1,650,000)] (which includes a premium equal to ten percent (10%) of the principal required to be paid on this date), to be paid on March 31, 2001 (the "First Maturity Date");

        (B) [THE ORIGINAL PURCHASE PRICE, LESS THE AMOUNT OF PRINCIPAL REPAID ON THE FIRST MATURITY DATE] ($X,XXX,XXX)], plus a premium equal to ten percent of the outstanding principal balance remaining, to be paid on January 24, 2002 (the "Final Maturity Date," collectively with the First Maturity Date, a "Maturity Date"), and to pay interest on the principal sum outstanding from time to time quarterly in arrears at the rate of 7% per annum accruing from the date of issuance. Accrual of interest shall commence on the first business day to occur after the date of issuance and continue until payment in full of the principal sum has been made or duly provided for. Quarterly interest payments under this amended and restated Debenture shall be due and payable on March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 2001. If any interest payment date or any Maturity Date is not a business day in the State of New York, then such payment shall be made on the next succeeding business day. The interest on this amended and restated Debenture is payable at the option of the Company, in cash or in registered shares of Common Stock of the Company, $.005 par value per share ("Common Stock"), valued at the closing bid price of the Common Stock on the interest payment date, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and any accrued but unpaid interest and premium due upon this amended and restated Debenture on the Final Maturity Date, less any amounts required by law to be deducted, to the registered holder of this amended and restated Debenture and addressed to such holder at the last address appearing on the Debenture Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this amended and restated Debenture to the extent of the sum represented by such check plus any amounts deducted as required by law. In addition, the Company agrees that within three business days following the later of the date hereof or the closing of any Sale Transaction (defined below) occurring at any time on or after [FEBRUARY 28, 2001] resulting in cash proceeds to the Company, the Company will remit to the Holder fifty percent (50%) of such proceeds [("SALE TRANSACTION PAYMENT")] up to an aggregate amount equal to the difference of (x) Two Million Two Hundred Thousand Dollars ($2,200,000) minus
(y) the amount paid by the Company to the Investors on the First Maturity Date, to be applied first to the repayment of accrued interest, then to principal and any premiums. For purposes of this Amendment, a "Sale Transaction" shall mean any of the following transactions involving the Company or any Subsidiary:

        (a) sale by the Company or a Subsidiary of any equity securities (other than the routine exercise of stock options or warrants by employees to the extent the aggregate amount thereof is less than $25,000) or convertible debt securities;

        (b)     sale of software licenses;

        (c) issuance of promissory notes or letters of credit to or by the Subsidiaries (provided, however, in the event Coast Business Credit or First National Bank confirms in writing to the Investors that it will provide such funding only if the Investors waive this subsection (c), then the Investors agree to grant such waiver);

        (d) sale or other disposition of the Bioject assets or any leased assets;

        (e)     receipt of rebates from vendors;

        (f)     sale of inventory outside the ordinary course of business; and

        (g) any other sale or disposition of assets or properties outside the ordinary course of business.

        [NOTWITHSTANDING THE FOREGOING, THE COMPANY'S OBLIGATION TO MAKE ANY SALE TRANSACTION PAYMENT SHALL BE LIMITED TO THE EXTENT THE INVESTORS WOULD BE PROHIBITED FROM RECEIVING SUCH PAYMENTS PURSUANT TO THE INTERCREDITOR AGREEMENT BETWEEN THE SENIOR LENDER AND THE INVESTORS, IN WHICH CASE THE COMPANY'S OBLIGATION TO MAKE SUCH PAYMENTS WILL CONTINUE TO ACCRUE, BUT SHALL NOT BECOME DUE AND PAYABLE UNTIL SUCH TIME THAT ANY SUCH PROHIBITION IMPOSED BY THE SENIOR LENDER SHALL NO LONGER APPLY.]

        This amended and restated Debenture is subject to the following additional provisions:

        1. The Company shall be entitled to withhold from all payments of principal of, and interest on, this amended and restated Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

        2. This amended and restated Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. The Holder shall deliver written notice to the Company of any proposed transfer of this amended and restated Debenture. In the event of any proposed transfer of this amended and restated Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the amended and restated Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this amended and restated Debenture, the Company and any agent of the Company may treat the person in whose name this amended and restated Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this amended and restated Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. This amended and restated Debenture has been executed and delivered pursuant to the Convertible Debentures and Warrants Purchase Agreement dated as of January 17, 2000 between the Company and the original Holder, as amended (the "Purchase Agreement"), and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

        3. The Holder of this amended and restated Debenture is entitled, at its option, to convert at any time commencing on the date hereof the principal amount of this amended and restated Debenture or any portion thereof, together with accrued but unpaid interest, into shares of Common Stock of the Company ("Conversion Shares") at a conversion price for each share of Common Stock ("Conversion Price") equal to the lowest of (a) the lower of (i) $3.00 (adjusted for any subsequent stock splits or the like), or (ii) the greater of $1.25 or the average of the closing bid prices on the Principal Market during the period of five consecutive Trading Days ending the day prior to January 24, 2001, or
(b) 90% of the three lowest closing bid prices on the Principal Market during the fifteen consecutive Trading Days ending with the last Trading Day prior to the date of conversion; provided, however, that beginning in March 2001, the Company shall not be required to effect conversions of indebtedness from the Holder and other holders of the same class of Debentures in any month, collectively and in the aggregate, in excess of the greater of (x) $315,000 x (the principal amount outstanding following the payment made on the First Maturity Date) / ($2,500,000), or (y) 18% of the average cumulative trading volume of the Company's Common Stock per month based on trading volume for the immediately preceding month x (the principal amount outstanding following the payment made on the First Maturity Date) / ($2,500,000) (the "Monthly Conversion Cap"). Provided, further, that any portion of the amended and restated Debenture voluntarily redeemed by the Company during any month (excluding any Mandatory Monthly Redemption Payment, as defined below) shall count, on a dollar for dollar basis, against the Monthly Conversion Cap for that month. If any such redemption (excluding any Mandatory Monthly Redemption Payment) causes the Monthly Conversion Cap to be exceeded for a particular month, such excess shall carryover to the next month. Likewise, any portion of the Monthly Conversion Cap not utilized during any month shall automatically carryover to the next month and shall thereby increase the Monthly Conversion Cap for that next month by that amount on a dollar for dollar basis. To illustrate, if the Monthly Conversion Cap in month 1 is $315,000 and the investors only convert $100,000 of the debenture in month 1, then $215,000 of the unused cap shall carryover into month 2 and the Monthly Conversion Cap in month 2 shall be $215,000 higher than it otherwise would have been.

        4. The Company shall at all times prior to the conversion in full or payment in full of this amended and restated Debenture reserve a sufficient number of shares of Common Stock to permit the Holder to convert the entire principal amount of this amended and restated Debenture, including at a minimum a number of shares on the date hereof assuming the Conversion Price were to fall to two thirds (66.67%) of the Conversion Price applicable on the date hereof.

        5. (a) [ON] April 15, 2001, and on the 15th day of each month thereafter (each, a "Mandatory Redemption Date"), the Company shall redeem [A PRO RATA PORTION OF $75,000] of the face value of the outstanding amount of this amended and restated Debenture (each, a "Mandatory Monthly Redemption Payment," and collectively, the "Mandatory Monthly Redemption Payments"), at a price equal to (i) 110% of the average of the closing bid prices of the Common Stock on the Principal Market for the five Trading Days prior to the Mandatory Redemption Date multiplied by the number of shares which would otherwise be issuable upon conversion of such [PRO RATA PORTION OF $75,000] on such Mandatory Redemption Date, plus (ii) all accrued but unpaid interest on such amount[, EXCEPT TO THE EXTENT THE INVESTORS WOULD BE PROHIBITED FROM RECEIVING SUCH PAYMENTS PURSUANT TO THE INTERCREDITOR AGREEMENT BETWEEN THE SENIOR LENDER AND THE INVESTORS, IN WHICH CASE THE COMPANY'S OBLIGATION TO MAKE SUCH PAYMENTS WILL CONTINUE TO ACCRUE, BUT SHALL NOT BECOME DUE AND PAYABLE UNTIL SUCH TIME THAT ANY SUCH PROHIBITION IMPOSED BY THE SENIOR LENDER SHALL NO LONGER APPLY]. The Company shall make each Mandatory Monthly Redemption Payment to the Holder on the applicable Mandatory Redemption Date, or on the next succeeding business day if such Mandatory Redemption Date is not a business day in the State of New York. The Company shall have no further mandatory redemption obligations after it has repaid an aggregate of $2,200,000 under the Debentures (including the payment on the First Maturity Date, if and when repaid).

        (b) In addition to the Mandatory Monthly Redemption Payments, the Company shall have the right to deliver to the Holder a written notice of the Company's intent to redeem all or a part of the outstanding amount of this amended and restated Debenture upon at least ten (10) Trading Days' prior written notice, at a price equal to 110% of the average of the closing bid prices of the Common Stock on the Principal Market for the five Trading Days prior to the redemption date specified in such notice multiplied by the number of shares which would otherwise be issuable upon conversion of the entire principal balance hereof on such redemption date, plus all accrued but unpaid interest. The Company shall make the redemption payment to the Holder within two
(2) Trading Days of the redemption date set forth in the Company notice of redemption, or else the redemption notice shall be void, and the Company shall thereafter not have any further right to redeem this amended and restated Debenture. Subject to the provisions of Section 3, the Holder shall have the right to convert this amended and restated Debenture until the Trading Day prior to the Trading Day set for payment of the redemption price.

        6. Notwithstanding anything to the contrary contained herein, unless the shareholders of the Company shall have approved such issuance in accordance with the requirements of the Principal Market, in the event that a conversion (when aggregated with all prior conversions of portions of this amended and restated Debenture and all other Debentures and Warrants issued pursuant to the Purchase Agreement) requires the Company to issue a number of shares of Common Stock which would exceed 19.9% of the number of shares of Common Stock issued and outstanding on the date of the Original Debenture, the Company shall issue only such number of shares of Common Stock as shall not exceed such limit and shall pay the Holder cash in the amount of the closing price on the Conversion Date (as defined below) for the number of shares of Common Stock in excess of such number of shares into which this amended and restated Debenture (or the portion thereof then being converted) is then convertible at the then-applicable Conversion Price. Any payments under this Paragraph 6 shall be made to an account designated in writing by the Holder to the Company when the Notice of Conversion (as defined below) is given. The rights of all holders of Convertible Debentures issued under the Purchase Agreement to convert their Convertible Debentures into shares of Common Stock shall be prorated among such holders based on their respective percentage holdings at the time of conversion of the aggregate outstanding amount of all Convertible Debentures in order to comply with the aforesaid overall limitation. Any conversion which is paid in cash under this Paragraph 6 shall be paid within five (5) Trading Days of the Conversion Date, or else the Company shall thereafter be unable to exercise its redemption rights under Paragraph 5(b) with respect to the outstanding amended and restated Debentures.

        7. [intentionally omitted]

        8. (a) Conversion shall be effectuated by surrendering this Debenture to the Company (if such conversion will convert all outstanding principal) together with the form of conversion notice attached hereto as Exhibit A (the "Notice of Conversion"), executed by the Holder of this amended and restated Debenture evidencing such Holder's intention to convert this amended and restated Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash as set forth above or in Common Stock upon conversion at the closing bid price on the Conversion Date. No fraction of a share or scrip representing a fraction of a share will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which a Notice of Conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes a duly executed Notice of Conversion to the Company. Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (858) 676-8345
Attn.: Dennis Sentz. Certificates representing Common Stock issued upon conversion will be delivered to the Holder within three (3) Trading Days from the date the Notice of Conversion is delivered to the Company. Delivery of shares upon conversion shall be made to the address specified by the Holder in the Notice of Conversion.

           (b) The Company understands that a delay in the issuance of shares of Common Stock upon a conversion beyond the four (4) Trading Day period described in Paragraph 8(a) could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay late payments to the Holder for late issuance of shares of Common Stock upon conversion in accordance with the following schedule (where "No. Trading Days Late" is defined as the number of Trading Days beyond four (4) Trading Days from the date the Notice of Conversion is delivered to the Company).


                                                      Late Payment for Each
                                                     $5,000 of Principal Amount
    No. Trading Days Late                                 Being Converted
    ---------------------                            --------------------------
              1                                               $  100

              2                                               $  200

              3                                               $  300

              4                                               $  400

              5                                               $  500

              6                                               $  600

              7                                               $  700

                                                      Late Payment for Each
                                                     $5,000 of Principal Amount
    No. Trading Days Late                                 Being Converted
    ---------------------                            --------------------------
              8                                               $  800

              9                                               $  900

             10                                               $1,000

        More than 10                                $1,000 +$200 for each Trading Day
                                                       Late beyond 10 Trading Days

           The Company shall pay any payments incurred under this Paragraph 8(b) in immediately available funds upon demand. Nothing herein shall limit Holder's right to pursue injunctive relief and/or actual damages for the Company's failure to issue and deliver Common Stock to the holder, including, without limitation, the Holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within four (4) Trading Days from the date the Notice of Conversion is delivered to the Company, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion, and in such event no late payments shall be due in connection with such withdrawn conversion.

           (c) If at any time (i) the Company challenges, disputes or denies the right of the Holder to effect the conversion of this amended and restated Debenture into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with this Paragraph 8 or (ii) any Company stockholder who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Holder obtains a judgment or any injunctive relief from any court or public or governmental authority which denies, enjoins, limits, modifies, delays or disputes the right of the holder hereof to effect the conversion of this amended and restated Debenture into Common Stock, then the Holder shall have the right, by written notice, to require the Company to promptly redeem this amended and restated Debenture for cash at a redemption price equal to one hundred thirty percent (130%) of the outstanding principal amount hereof and all accrued and unpaid interest hereon. Under any of the circumstances set forth above, the Company shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder), subject in the case of clause (ii) above to the Company's right to control and assume the defense of any such action. In the absence of an injunction precluding the same, the Company shall issue shares upon a properly noticed conversion.

           (d) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the Holder's conversion privilege.

        9. No provision of this amended and restated Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this amended and restated Debenture at the time, place, and rate, and in the coin or currency or shares of Common Stock, herein prescribed. This amended and restated Debenture is a direct obligation of the Company.

        10. This amended and restated Debenture is secured, pari passu with all other holders of the Company's 7% Senior Secured Debentures, by a security interest in all assets of the Company and the Subsidiaries as set forth in a security agreement dated as of January 17, 2000 among the original holders of the Original Debentures, the Company and each Subsidiary.

        11. Payment of this amended and restated Debenture is subject to the provisions of that certain Intercreditor and Subordination Agreement between the original holders of the Original Debentures and First National Bank of San Diego.

        12. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that this amended and restated Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this amended and restated Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

        13. This amended and restated Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

        14. Any one of the following shall constitute an "Event of Default":

                a. The Company or any Subsidiary shall default in the payment of principal or interest on this amended and restated Debenture and same shall continue for a period of three (3) days; or

                b. Any of the representations or warranties made by the Company or any Subsidiary herein, in the Purchase

                        Agreement, the Security Agreement, the Registration Rights Agreement, or in any agreement, certificate or financial or other written statements heretofore or hereafter furnished by the Company or any Subsidiary in connection with the execution and delivery of this amended and restated Debenture, the Original Debenture or the Purchase Agreement or the Security Agreement shall be false or misleading in any material respect at the time made; or

                c. The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this amended and restated Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this amended and restated Debenture as and when required by this amended and restated Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this amended and restated Debenture as and when required by this amended and restated Debenture, the Purchase Agreement or the Registration Rights Agreement and such legend removal is otherwise lawful, and any such failure shall continue uncured for five (5) business days; or

                d. The Company or any Subsidiary shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under the Purchase Agreement, the Security Agreement, the Registration Rights Agreement or this amended and restated Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure (it being understood that if the Company cannot achieve or maintain the effectiveness of the Registration Statement but continues to use its best efforts to achieve such effectiveness and otherwise complies with the terms of the Registration Rights Agreement, its failure to achieve or maintain effectiveness of the Registration Statement shall not be deemed a breach for purposes of this subsection d., so long as the Company makes timely payment of the liquidated damages provided for in
                        Section 3 of the Registration Rights Agreement); or

                e. The Company or any Subsidiary shall (1) admit in writing its inability to pay its debts generally as they mature;
                        (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

                f. A trustee, liquidator or receiver shall be appointed for the Company or any Subsidiary or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                g. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company or any Subsidiary and shall not be dismissed within sixty (60) days thereafter; or

                h. Any money judgment, writ or warrant of attachment, or similar process in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Company or any Subsidiary or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty
                        (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                i. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, shall not be dismissed within sixty (60) days after such institution or the Company or any Subsidiary shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

                j. Any holder of Senior Debt or any holder of other indebtedness of the Company or any Subsidiary for borrowed money shall declare an Event of Default pursuant to the documents evidencing such indebtedness, or such other lender takes any other action to collect any part of such debt other than regularly scheduled payments of principal or interest;

                k. The Company shall have its Common Stock suspended or delisted from trading on a Principal Market for in excess of two (2) Trading Days;

                l. The Company shall breach any of its obligations under the Registration Rights Agreement; or

                m. The Company shall fail to timely secure any shareholder approval required under the Purchase Agreement.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion, the Holder may consider this amended and restated Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

        15. Nothing contained in this amended and restated Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

        16. In no event shall the Holder be permitted to convert this amended and restated Debenture for shares of Common Stock in excess of the amount of this amended and restated Debenture upon the conversion of which, (x) the number of shares of Common Stock owned by such Holder (other than shares of Common Stock issuable upon conversion of this amended and restated Debenture) plus (y) the number of shares of Common Stock issuable upon conversion of this amended and restated Debenture, would be equal to or exceed 9.9% of the number of shares of Common Stock then issued and outstanding, including shares issuable upon conversion of this amended and restated Debenture held by such Holder after application of this Paragraph 16. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. To the extent that the limitation contained in this Paragraph 16 applies, the determination of whether this amended and restated Debenture is convertible (in relation to other securities owned by the Holder) and of which a portion of this amended and restated Debenture is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether this amended and restated Debenture is convertible (in relation to other securities owned by such holder) and of which portion of this amended and restated Debenture is convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a holder to convert this amended and restated Debenture into shares of Common Stock at such time as such conversion will not violate the provisions of this Paragraph 16. The provisions of this Paragraph 16 may be waived by the Holder of this amended and restated Debenture upon not less than 75 days' prior notice to the Company, and the provisions of this Paragraph 16 shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver). No conversion of this amended and restated Debenture in violation of this Paragraph 16 but otherwise in accordance with this amended and restated Debenture shall affect the status of the Common Stock issued upon such conversion as validly issued, fully-paid and nonassessable.

           IN WITNESS WHEREOF, the Company and the Subsidiaries have caused this instrument to be duly executed by their respective officers thereunto duly authorized.

Dated:   ______________, 2001



                                    Eco Soil Systems, Inc.


                                    By:
                                       ----------------------------------------
                                       William Adams, Chief Executive Officer


                                    Agricultural Supply, Inc.


                                    By:
                                       ----------------------------------------
                                                   , Chief Executive Officer


                                    Sistemas Y Equipos Agricolas, S.A. de C.V.


                                    By:
                                       ----------------------------------------
                                                  , Chief Executive Officer


                                    Agricultural Supply de Mexico, S.A. de C.V.


                                    By:
                                       ----------------------------------------
                                                  , Chief Executive Officer

                                    EXHIBIT A

                              NOTICE OF CONVERSION

  (To be Executed by the Registered Holder in order to Convert the amended and restated Debenture)


        The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above amended and restated Debenture No. ___ into Shares of Common Stock of ECO SOIL SYSTEMS, INC. (the "Company") according to the conditions hereof, as of the date written below.

Date of Conversion* ___________________________________________________________

Applicable Conversion Price * _________________________________________________

Accrued Interest_______________________________________________________________

Signature______________________________________________________________________
                                                        [Name]

Address:_______________________________________________________________________

        _______________________________________________________________________